CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We herby consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A ("Registration Statement") of our report dated November 21, 2003, relating to the financial statements and financial highlights, which appears in the October 31, 2003 Annual Report to Shareholders of Meehan Focus Fund (a series of Meehan Mutual Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.



BRADY, MARTZ & ASSOCIATES, P.C.
Bismarck, North Dakota USA

February 27, 2004